COMCAST
                                                               CORPORATION
                                                        [GRAPHIC OMITTED - LOGO]

NEWS RELEASE

Contact:
At Comcast:
William E. Dordelman, Vice President, Finance                 (215) 981-7550
Marlene S. Dooner, Senior Director, Investor Relations        (215) 981-7392

At BCITH:
Bill Gajda, Corporate Communications                          (514) 392-2466

At BCE:
Ida Teoli, Corporate Communications                           (514) 397-7070

At Jones Intercable:
James W. Carlson, VP Corp. Communications                     (303) 784-8490

FOR IMMEDIATE RELEASE

                  COMCAST TO ACQUIRE SHARES OF JONES INTERCABLE
                                    FROM BCE

Philadelphia, PA - May 25, 1998... Comcast Corporation ("Comcast") today announced it has agreed to purchase from BCI Telecom Holding ("BTH") 6.4 million Class A Common shares in Jones Intercable, Inc., as well as a 49% interest in the BTH subsidiaries which will continue to own BTH's remaining 6.4 million shares and a control option to acquire the approximately 2.9 million shares of Common Stock of Jones Intercable that are currently owned by Glenn Jones.

As part of this transaction, Comcast will purchase the remaining 51% of the BTH subsidiaries when the control option is exercised. Comcast will then own, directly or indirectly, the 12.8 million Class A Common shares and the approximately 2.9 million control shares. BTH has also committed to transfer to Comcast, subject to certain conditions, its interest in Jones Entertainment Group Limited and Jones Education Company. BTH is a wholly-owned subsidiary of BCE Inc., Canada's largest telecommunications company.

Comcast will pay BTH a total US$500 million in cash, US$400 million upon initial closing and US$100 million upon purchase of the 51% BTH-owned subsidiaries, anticipated to be in December 2001. In addition, upon acquiring the 2.9 million control shares, Comcast will pay BTH an amount equal to whatever BTH pays Glenn Jones upon the exercise of the option.

The 12.8 million Class A common shares represent an approximate 30% economic and 15% voting interest in the equity of Jones Intercable on a fully diluted basis. The 2.9 million optioned common shares represent approximately 7% of the total equity and approximately 57% of the class of common stock which elects a majority of Jones' board of directors. Assuming exercise of the BTH option, Comcast would control approximately 37% of the economic and 47% of the voting interest in Jones Intercable.

Ralph J. Roberts, Chairman of Comcast, said, "This investment in Jones Intercable confirms our strong commitment to cable and is entirely consistent with our previously stated strategy to further expand our core businesses. We are investing in Glenn Jones' company because he has an excellent business and is one of the more creative entrepreneurs in the industry. He has developed excellent programming in both the entertainment and educational arenas while at the same time assembling technically-advanced, well-clustered cable systems with over one million subscribers. I am sure our two companies will find ways to work together to our mutual advantage."

"We believe that there is a great scope for cooperation between Comcast and Jones Intercable and that this agreement is good for all parties. The proceeds from this sale will help support BCE's recently outlined strategic initiatives," said Derek Burney, President and CEO of BTH.

Glenn Jones, Chairman and CEO of Jones Intercable said, "I am absolutely delighted to have Comcast as a shareholder and welcome them with open arms."

Comcast Corporation is principally engaged in the development, management and operation of broadband cable networks, cellular and personal communications systems and the provision of content. Comcast, the fourth largest domestic cable company, also provides satellite video service through its equity interest in Primestar and holds ownership interests in cable and telephony businesses in the United Kingdom. Comcast's cellular operations serve markets with a population of more than 8.4 million, while personal communications services are provided through the Company's investment in Sprint PCS. Comcast provides content through its majority-owned subsidiaries, QVC, the world's premier electronic retailer, E! Entertainment Television, Comcast-Spectacor and Comcast SportsNet and through other investments, including The Golf Channel, Speedvision and Outdoor Life.

Comcast's Class A and Class A Special Common Stock are traded on The Nasdaq Stock Market under the symbols CMCSA and CMCSK, respectively. More information on Comcast Corporation can be found on the Company's website on the Internet at www.comcast.com.

The BCE group includes: Bell Canada, the principal supplier of communications services in Ontario and Quebec; Nortel (Northern Telecom), a global leader in the design and building of telecommunications networks; Bell Canada International, a leading supplier of telecommunications services in markets outside of Canada; BCE Mobile, a provider of wireless services in Ontario and Quebec under the Bell Mobility banner; and Tele-Direct, a Yellow Pages' directory publisher operating in Canada and internationally. BCE's shares are traded in Canada, the United States and in Europe.

Jones Intercable is one of the nation's largest cable operators. It owns or manages cable operations serving approximately 1.4 million customers in 17 states.
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